UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2007

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1110 Spring Street
Silver Spring, MD		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Mid-Year Compensatory Awards to Executive Officers

On July 31, 2007, the Compensation Committee (the “Committee”) of United Therapeutics Corporation (the “Company”) approved 2007 mid-year compensatory cash bonus and stock option awards for the first half of 2007 for the Company’s employees, including the following executive officers of the Company:

Dr. Martine Rothblatt, the Company’s Chairman and Chief Executive Officer, was awarded $225,000 as a mid-year cash bonus to be paid on September 14, 2007.  Dr. Rothblatt’s maximum annual cash bonus target for 2007 is $600,000.  In accordance with the terms of her employment agreement, Dr. Rothblatt does not receive a mid-year award of stock options.

Dr. Roger Jeffs, the Company’s President and Chief Operating Officer, was awarded (i) $157,500 as a mid-year cash bonus to be paid on September 14, 2007, and (ii) options to purchase 62,125 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the closing price of the Company’s common stock on September 14, 2007, as reported on the NASDAQ Global Select Market (“NASDAQ”), valid for ten years, vesting in one-third increments on each of the first three anniversaries of the grant date.  Dr. Jeffs’ maximum annual bonus targets for 2007 are $420,000 and 175,000 options.

Mr. Paul Mahon, the Company’s Executive Vice President, Strategic Planning, General Counsel and Secretary, was awarded (i) $93,750 as a mid-year cash bonus to be paid on September 14, 2007, and (ii) options to purchase 44,375 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the NASDAQ closing price on September 14, 2007, valid for ten years, vesting in one-third increments on each of the first three anniversaries of this grant.  Mr. Mahon’s maximum annual bonus targets for 2007 are $250,000 and 125,000 options.

Mr. John Ferrari, the Company’s Chief Financial Officer and Treasurer, was awarded (i) $52,500 as a mid-year cash bonus to be paid on September 14, 2007, and (ii) options to purchase 26,625 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the NASDAQ closing price on September 14, 2007, valid for ten years, vesting in one-third increments on each of the first three anniversaries of this grant.  Mr. Ferrari’s maximum annual bonus targets for 2007 are $140,000 and 75,000 options.

The foregoing mid-year cash bonus awards were approved based on the Company-wide Milestone Incentive Bonus Program criteria applicable for the first half of 2007, which were disclosed in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders filed with the Securities and Exchange Commission on May 1, 2007.  These criteria are summarized as follows:

Milestone	Maximum Target

Milestone 1 — Operating cash flow (OCF) per share growth in the top quintile of the Company’s peer group, as measured by a 40% growth in OCF/share for the same quarter in sequential years and 10% growth in OCF/share for sequential quarters

Up to 25%
Milestone 2 — Ethical conduct	Up to 15%
Milestone 3 — Communication of the Company’s clinical and scientific information and market share	Up to 20%
Milestone 4 — Product inventory and development	Up to 20%
Milestone 5 — Clinical trials	Up to 20%

Partial credit of each maximum target for Milestone Bonus awards may be earned based on several factors.

The foregoing stock option awards were approved by the Committee on a discretionary basis.

Item 8.01.  Other Events.

We are aware of two new prearranged trading plans that have been adopted by our executive officers in accordance with Securities and Exchange Commission Rule 10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits officers and directors of public companies to adopt predetermined written plans for trading specified amounts of Company stock when they are not in possession of material nonpublic information in order to gradually diversify their investment portfolios, to minimize the market effect of stock sales by spreading them out over an extended period of time, and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

Martine Rothblatt

On August 3, 2007, Martine A. Rothblatt, Ph.D., the Company’s Chief Executive Officer, adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule 10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy.

The 10b5-1 plan adopted by Dr. Rothblatt involves a market order to sell 3,200 shares on Wednesday of each week, with all such shares acquired through the exercise of employee stock options.  Shares will be sold under the plan on the open market at prevailing market prices subject to a minimum price threshold.

The plan will expire on June 26, 2010, or when the maximum amount of 499,207 shares has been sold, whichever first occurs.

John Ferrari

On August 3, 2007, John Ferrari, the Company’s Chief Financial Officer, adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule 10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy.

The 10b5-1 plan adopted by Mr. Ferrari involves a market order to sell 1,000 shares on the second Thursday of each month, with all such shares acquired through the exercise of employee stock options.  Trading under the plan will commence in November 2007.  Shares will be sold under the plan on the open market at prevailing market prices subject to minimum price thresholds.

The plan will expire on December 31, 2008, or when the maximum amount of 14,000 shares has been sold, whichever first occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: August 3, 2007	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel